Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Ruddick Corporation:

We consent to the use of our reports dated December 6, 2006, with respect to the consolidated balance sheets of Ruddick Corporation and subsidiaries (the Company) as of October 1, 2006 and October 2, 2005, and the related consolidated statements of income, shareholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended October 1, 2006, and all related financial statement schedules, management's assessment of the effectiveness of internal control over financial reporting as of October 1, 2006 and the effectiveness of internal control over financial reporting as of October 1, 2006, incorporated herein by reference.

Our report refers to the Company's adoption of Statement of Financial Accounting Standards No. 123 (R), Share-Based Payment, effective October 3, 2005 and Financial Accounting Standards Board Staff Position 13-1, Accounting for Rental Costs Incurred During a Construction Period effective January 2, 2006.

/s/ KPMG LLP

Charlotte, North Carolina
June 13, 2007